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Exhibit 10.29

[GT Solar International. Inc. Letterhead]

April 4, 2007

Ernest L. Godshalk
6758 Hale Street
Beverly, MA 01915

Dear Ernie:

        As discussed, this letter amends certain provisions of the letter agreement dated August 8, 2006 between you and GT Solar Incorporated, formerly GT Equipment Technologies, Inc., ("Letter Agreement").

        First, you have agreed that you will no longer serve on the Board of GT Solar Incorporated, but will instead serve on the Board of Directors of GT Solar International, Inc., the parent of GT Solar Incorporated, and that the Letter Agreement is amended accordingly.

        Second, the compensation provisions of the Letter Agreement are amended to reflect the following schedule of annual fees for Board and Committee service, to a maximum total annual compensation of $75,000:

  Board fee: $30,000
  Audit Committee Chair fee: $15,000
  Supplemental pre-IPO Audit Committee Chair fee: $15,000
  Compensation Committee fee: $5,000
  Supplemental pre-IPO Compensation Committee fee: $10,000
  Governance and Nominating Committee fee: $5,000
  Supplemental pre-IPO Governance and Nominating Committee fee: $10,000

  Total annual fees (maximum): $75,000

        We have agreed that this schedule will apply to your Board and Committee service in 2006, but will be prorated to 50% to reflect your length of service in 2006, and that your total compensation for service during 2006 will be $37,500. The Company will send you a check for the difference between that compensation and amounts already paid to you. Fees for 2007 will be paid in semi-annual installments, in January and July.

        Finally, we have agreed that, in the event of a Change in Control of the Company (as defined in your Stock Option Agreement) resulting in your removal from the Board of Directors of GT Solar International, Inc, within one year following a Change in Control, the vesting of stock options granted to you will accelerate and become fully vested and exercisable on the effective date of your removal from the Board.

        Please confirm your acceptance of the foregoing amendments to the Letter Agreement by signing in the space provided below. Again, thank you for your commitment to our company.

Sincerely,
/s/ J. Bradford Forth J. Bradford Forth Chairman of the Board of Directors

cc: Richard Landers

Accepted:
/s/ E Godshalk Ernest L. Godshalk
Date:	4 April 2007

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  Exhibit 10.29